SYNERGX SYSTEMS INC. RECEIVES NASDAQ STAFF DEFICIENCY LETTER

SYOSSET, New York - March 30, 2007

Synergx (NASDAQ SMALL CAP-SYNX) received a Nasdaq Staff Deficiency Letter on March 28, 2007 indicating the Nasdaq Staff’s belief that SYNX had failed to comply with the director nominating committee requirements for continued listing set forth in Marketplace Rule 4350(c)(4).

The Synergx Board of Directors strongly disagrees with the Nasdaq Staff’s finding of deficiency. The Rule requires that “Director nominees must either be selected, or recommended for the Board's selection, either by: (i) a majority of the independent directors, or (ii) a nominations committee comprised solely of independent directors”. The Synergx Board of Directors, including all of the independent directors, unanimously approved the nominations presented in the most recent proxy.

On March 21, 2007, the Synergx Board of Directors unanimously approved a resolution to adopt the Nasdaq nominating committee requirements. Accordingly, in the opinion of the Nasdaq Staff, Synergx has regained compliance.

Synergx is engaged in the design, manufacture, marketing and service of a variety of data communication products and systems with applications in the fire alarm, life safety, security and communication industries. For further information about Synergx please go to our website at WWW.SYNERGXSYSTEMS.COM

"Safe Harbor" statement under the Private Securities Reform Act of 1995: This release contains forward-looking statements, which reflect management's current views of future events and operations. These forward-looking statements are based on assumptions and external factors, including assumptions relating to product pricing, competitive market conditions, financial data, and other risks or uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release and any changes in the assumptions of external factors could produce significantly different results.

Corporate Contact: John Poserina - Chief Financial Officer (516) 433-4700